Exhibit 99.1

Today, Robert Antokol shared the following with Playtika employees:

Dear Playtikans,

The news I share with you today is difficult. After intense deliberation, we have decided to reduce our workforce by about 15 percent, saying goodbye to wonderful and talented colleagues and friends. This decision has not come easy, yet we think it necessary to best position Playtika for the future.

As we assess the current environment and look toward the future, Playtika must return to our roots of excellence through agility, efficiency, creativity and being obsessed with winning to deliver the most fun forms of mobile entertainment to our players. We will begin achieving this by balancing teams and redeploying talent, winding down non-core initiatives and consolidating studios for greater efficiency and a stronger focus on optimization. Evaluation of new game concepts will be centralized through our creative team at Wooga, and three current titles have been removed from the pipeline with priority toward strategic high-growth potential new games investments.

Supporting One Another

Starting today and through the course of this week, transitioning team members will have one-on-one conversations with their manager, and details, including how we are supporting you, will be shared.

Any time significant change takes place, it affects us all. As we work through the logistics and emotions of today, I’ve asked each senior leader to assemble their teams, investing time in individual conversations and to answer your questions.

Forever Part of Playtika’s Story

Thanks to you, Playtika has a strong balance sheet, consistent results, cutting edge technology, a diversified portfolio of top-ranked games and a wonderful community of active and loyal players. We are not resting.

Our unrivaled reputation for delivering superior in-game experiences and scaling mobile games to global dominance will continue to make us a technology and entertainment powerhouse.

You will always be part of Playtika’s rich history and bright future.

Let’s take extra care of each other this week.

Robert